UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/31/2007

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On January 31, 2007, the Registrant entered into a $30,637,500 Credit Agreement ("Credit Agreement") with WB QT, LLC (the "Lender") that provides for a $20,637,500 revolving line of credit ("Line of Credit") and a $10 million term loan ("Term Loan"). The maturity date for the Line of Credit and Term Loan is January 31, 2010. The proceeds from the initial advance request under the Line of Credit and the Term Loan were used to payoff the existing credit facility with Comerica Bank.

The maximum principal amount that can be outstanding at any one time under the Line of Credit is limited to the lesser of (i) $20,637,500 and (ii) the sum of (X) 85% of eligible accounts receivable and (Y) the lesser of (i) 30% of eligible inventory and (ii) $10,637,500.

The annual interest rate on the outstanding principal balance under the Line of Credit and the Term Loan is equal to the greater of (A) the prime rate as published from time to time in the Wall Street Journal plus 3% and (B) 10%.

Repayment of the Term Loan is as follows: interest only until August 1, 2007; then monthly installments of principal on the first day of each month, commencing on August 1, 2007, in the amount of $250,000 for the period from August 1, 2007 through January 1, 2008 and in the amount of $400,000 thereafter.

The Registrant's obligations under the Credit Agreement are guaranteed by all of the Registrant's domestic subsidiaries ("Guarantors") with the exception of Empire Coach Enterprises, LLC and Amstar, LLC, and are secured by substantially all of the assets of the Registrant and the Guarantors.

The Credit Agreement contains financial covenants that require the Registrant to (i) have a consolidated cash balance of at least $11 million as reflected on its consolidated balance sheet included in its 10-Q for the fiscal quarter ending January 31, 2007, and (ii) report in its 10-Q for the firscal quarter ending July 31, 2007, that its consolidated revenues for such period were equal to or greater than 90% of the Registrant's revenue projections for that time period ("Financial Covenants"). If the Registrant fails to satisfy the Financial Convenants, then the Registrant is obligated to raise at least $5 million of additional equity within sixty days following the date the Registrant files its 10-Q for fiscal quarter ending July 31, 2007, unless the Registrant has raised equity in an amount equal to or in excess of $5 million since January 31, 2007. The Credit Agreement also contains representations and warranties and negative and affirmative covenants customary for a transaction of this nature.

If a default occurs under the Credit Agreement, then Lender may terminate the Line of Credit, demand immediate repayment in full of all amounts due under the Line of Credit and Term Loan, and exercise all of its rights and remedies under the security agreement, guaranty and other collateral agreements.

In connection with the Credit Agreement and as an inducement to to the holders of the Convertible Notes to lower the cash coupon rate and to increase the debt convenants,   Tecstar Automotive Group, Inc. ("TAG"), entered into an amendment to the Convertible Senior Subordinated Note Purchase Agreement ("Convertible Notes Purchase Agreement"), dated July 12, 2004, and to the promissory notes ("Convertible Notes") issued thereunder. The material amendments include: (i) the cash coupon rate was decreased from 8.5% to 6.5%, (ii) a 5% payment-in-kind was added ("PIK") thus increasing the total interest rate from 8.5% to 11.5%, (iii) the holders of the Convertible Notes have the right to extend the maturity date of the Convertible Notes for an additional 3 years (if exercised, the PIK is thereafter lowered to 3%), (iv) the senior debt limitation covenant was increased from $30 million to $35 million (v) the aggregate senior and subordinate debt limitation covenant was increased from $45 million to $60 million, (vi) the conversion price was reset from $5.77 to $2.36, (vii) an anti-dilution provision was added which results in the conversion price being reset pursuant to an agreed upon formula if the Registrant issues shares of its common stock for less than $1.50 per share, and (viii) the holders of the Convertible Notes cannot convert prior to November 24, 2007.

Also in connection with the Credit Agreement and the amendments to the Convertible Notes Purchase Agreement and the Convertible Notes, the Registrant executed a guaranty under which the Registrant agreed to guaranty all of TAG's obligations under the Convertible Notes Purchase Agreement and the Convertible Notes and the holders of the Convertible Notes were granted a subordinated security interest in substantially all of the assets of TAG.

The foregoing description of the Credit Agreement is qualified by reference to the complete terms of that agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosures required by this Item 2.03 are set forth under Item 1.01 and are incorporated in this Item 2.03 by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: February 06, 2007	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.	Credit Agreement